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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

REF-FUEL HOLDINGS LLC

(f/k/a DUKE/UAE REF-FUEL LLC)

dated as of April 30, 2004

between

MSW ENERGY HOLDINGS II LLC,

UAE REF-FUEL II CORP.,

MSW ENERGY HUDSON LLC

and

DUKE ENERGY ERIE LLC

i

ii

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

REF-FUEL HOLDINGS LLC

(f/k/a DUKE/UAE REF-FUEL LLC)

        THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (THIS "AGREEMENT") OF REF-FUEL HOLDINGS LLC (f/k/a DUKE/UAE REF-FUEL LLC), a Delaware limited liability company (the "Company"), is made and entered into as of April 30, 2004, by and among MSW Energy Holdings II LLC, a Delaware limited liability company ("MSW Holdings II"), UAE Ref-Fuel II Corp., a Delaware corporation ("UAE RF II"), MSW Energy Hudson LLC (f/k/a Duke Energy Hudson LLC), a Delaware limited liability company ("MSW Hudson"), and Duke Energy Erie LLC, a Delaware limited liability company ("Duke Erie").

W I T N E S S E T H:

        WHEREAS, the Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of Delaware on September 23, 1997, in accordance with the provisions of the Delaware Limited Liability Company Act; and

        WHEREAS, the Company filed a Certificate of Amendment to Certificate of Formation with the Secretary of State of Delaware on July, 28, 2003, in accordance with the provisions of the Delaware Limited Liability Company Act, whereby the Company changed its name to "Ref-Fuel Holdings LLC"; and

        WHEREAS, the Company is governed by that certain Amended and Restated Limited Liability Company Agreement of Ref-Fuel Holdings LLC (f/k/a Duke/UAE Ref-Fuel LLC), dated as of April 30, 2001, as amended by the Amendment to Amended and Restated Limited Liability Company Agreement dated as of April 30, 2001, as further amended by the Second Amendment to LLC Agreement dated as of March 19, 2003, and as further amended by the Third Amendment to LLC Agreement dated as of June 30, 2003 (as so amended, the "Amended Agreement"); and

        WHEREAS, the parties desire to amend and restate the Amended Agreement to set forth their agreements regarding the manner in which the Company shall be governed and operated.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Defined Terms.

        (a)   For purposes hereof, capitalized terms used herein shall have the meanings assigned to such terms in Appendix A.

        (b)   The rules of interpretation set forth in Appendix A shall apply to this Agreement and the Exhibits hereto.

ARTICLE II

ORGANIZATIONAL MATTERS

        Section 2.1    Continuation of the Company.    The Members hereby continue the Company as a limited liability company under and pursuant to the provisions of the Act and agree that the rights,

duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. This amendment and restatement of this Agreement shall become binding and effective as an agreement among the Members as of the date of this Agreement (the "Effective Date").

        Section 2.2    Name.    The name of the Company is Ref-Fuel Holdings LLC.

        Section 2.3    Principal Place of Business.    The Company may locate its principal place of business in Montvale, New Jersey, or any other place or places that the Board of Directors may from time to time deem advisable.

        Section 2.4    Registered Office and Registered Agent.    The Company's initial registered office shall be at the office of its registered agent at Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The name of its initial registered agent at such address is Corporation Service Company. The registered office and registered agent may be changed by the Board of Directors from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Delaware pursuant to the Act and the applicable rules promulgated thereunder.

        Section 2.5    Term.    The term of the Company commenced on the date its Certificate of Formation was filed with the Secretary of State of Delaware and shall continue until the filing of a Certificate of Cancellation with the Secretary of State of Delaware as provided in Section 12.4.

        Section 2.6    Tax Status.    The Members intend that the Company shall be treated as a partnership for Federal and state income tax purposes, rather than an association taxable as a corporation, and neither the Members nor the Company shall make any election pursuant to Regulations Section 30l.7701-3(c) or any similar state statute, regulation, rule or policy to be treated as other than a partnership for Federal and state income tax purposes.

ARTICLE III

BUSINESS OF THE COMPANY

        Section 3.1    Business.    The business of the Company shall be (a) to own the Project Partnerships (directly or through its Affiliates), (b) directly or through its Affiliates, to maintain, finance, and otherwise operate and deal with the Project Partnerships, (c) directly or through its Affiliates, to acquire, construct, own, maintain, finance and otherwise operate other facilities in the United States that utilize Municipal Solid Waste for the production and sale of electricity and ancillary services (together with the facilities currently held by the Project Partnerships, the "Facilities"), and (d) directly or through its Affiliates, to sell, exchange, transfer or otherwise dispose of any part of the Project Partnerships and the Facilities. The Company's business objective shall be its long-term profitability and growth, as distinct from the related businesses of its Members or their Affiliates.

ARTICLE IV

NAMES AND ADDRESSES OF MEMBERS

        Section 4.1    Names and Addresses of Members.    The names and addresses of the Members are set forth on Exhibit A attached hereto and in Section 15.1 hereof, as such exhibit and addresses may be amended or changed from time to time.

ARTICLE V

CONTRIBUTIONS TO THE COMPANY

        Section 5.1    Capital Contributions.    The Capital Contributions of the Members are set forth opposite their respective names on Exhibit A attached hereto, and the Ownership Percentages of the Members are set forth opposite their respective names on Exhibit B attached hereto.

        Section 5.2    Intentionally Omitted

        Section 5.3    No Withdrawal of Capital.    Except as specifically provided in this Agreement, no Member shall have the right to withdraw all or any part of its Capital Contributions from the Company, nor shall any Member have any right to demand and receive property other than cash as a return of its Capital Contributions. Except as specifically provided in this Agreement, no Member shall have the right to receive interest on its Capital Contributions or its Capital Account.

        Section 5.4    Required Capital Contributions.    No Member shall have any obligation to make any Capital Contributions to the Company other than as expressly set forth herein. In particular, no Member shall have any obligation to restore (to the Company or to any creditor of the Company) any deficit balance in its Capital Account at any time, whether on liquidation or otherwise, and such deficit balance shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

        Section 5.5    Intentionally Omitted.

        Section 5.6    Maintenance of Capital Accounts.

        (a)   A Capital Account shall be established and maintained for each Member.

        (b)   Each Member's Capital Account (i) shall be increased by (A) the amount of money contributed by such Member to the Company, (B) the Fair Market Value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and (C) allocations to such Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Section 1.704-l(b)(2)(iv)(g) of the Regulations, but excluding income and gain described in Section 1.704-l(b)(4)(i) of the Regulations or allocated to a Member pursuant to Section 704(c) of the Code, and (ii) shall be decreased by (A) the amount of money distributed to such Member by the Company (B) the Fair Market Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), after adjusting each Member's Capital Account by such Member's share of the unrealized income, gain, loss and deduction inherent in such property and not previously reflected in such Capital Account, as if the property had been sold for its then Fair Market Value on the date of distribution, (C) allocations to such Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code and (D) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Section 1.704-l(b)(2)(iv)(g) of the Regulations, but excluding items described in clause (ii)(C) of this Section 5.6(b) and loss or deduction described in Section l.704-l(b)(4)(i) or Section l.704-l(b)(4)(iii) of the Regulations. The Members' Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Section l.704-l(b)(2)(iv)(f) of the Regulations and as required by the other provisions of Section l.704-l(b)(2)(iv) and Section 1.704-l(b)(4) of the Regulations, including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to property contributed to the Company, rather than the allocation of the corresponding items as computed for tax purposes, as required by Section 1.704-l(b)(2)(iv)(g) of the Regulations. Upon the transfer of all or part of an interest in the Company, the Capital Account of the transferor that is attributable to the transferred interest in the Company shall carry over to the transferee Member in accordance with the provisions of Section 1.704-l(b)(2)(iv)(l) of the Regulations, except as otherwise required to satisfy Section 1.704-1(b) of the Regulations in connection with a termination of the Company under Section 708(b)(l)(B) of the Code.

        (c)   In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members) are computed in order to comply with the Code and the Regulations, the Board of Directors may make such modification; provided, that, in the good faith judgment of the Board of Directors, it is not likely to have a material adverse effect on the amounts distributable or the timing of distributions to any Member. The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between (A) the Capital Accounts of the Members and (B) the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Section l.704-l(b)(2)(iv)(g) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-l(b) of the Regulations.

        Section 5.7    Certification.    The Company hereby irrevocably elects that all Membership Interests shall be securities governed by Article 8 of the U.C.C. and shall be evidenced by certificates, a form of which is attached hereto as Exhibit C, each of which shall bear the following legend: "This Certificate of Membership Interest evidences a membership interest in Ref-Fuel Holdings LLC, and shall be a security for purposes of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware." Each Certificate for Membership Interests shall be signed by an Authorized Signatory and shall be in such form as the Board of Directors determines. Such determination shall be conclusively evidenced by the signature of an Authorized Signatory on such Certificate. The certificated interests shall be in registered form within the meaning of Article 8 of the U.C.C.

ARTICLE VI

DISTRIBUTIONS

        Section 6.1    Distributions.    Subject to any contractual restrictions binding upon the Company, its Subsidiaries and the Project Partnerships, which restrictions shall not be amended or modified in any manner to be more restrictive upon the Company, its Subsidiaries or any of the Project Partnerships (and new restrictions shall not be agreed to) without the vote of the Board of Directors, Distributable Cash shall be distributed to the Members in the following order of priority, and the Company shall, and shall cause each of its Subsidiaries to, make distributions, on a monthly basis to the extent practicable, but in no event less frequently than quarterly, of all Distributable Cash, to the Members in accordance with their respective Ownership Percentages; provided, however, that all principal, interest and any other amounts outstanding under any Capital Contribution Loan (whether or not due) shall be paid out of Distributable Cash prior to the making of any distributions pursuant to this Section 6.1.

        Section 6.2    Dissolution.    Notwithstanding the provisions of Section 6.1, upon dissolution of the Company as provided in Section 12.1, all distributions occurring after such dissolution shall be made in accordance with Section 12.3.

        Section 6.3    Limitation Upon Distributions.    No distributions shall be made to any Member if prohibited by the Act or if such Member shall at the time of such distribution be in material default of its obligations under this Agreement.

        Section 6.4    Amounts Withheld.    All amounts withheld pursuant to the Code or any provision of any state, local or other tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes of this Agreement.

        Section 6.5    "Flip-Up Loans" and Refinancings.    No Project Partnership shall issue or incur any indebtedness for borrowed money, nor refinance or extend the maturity of any existing indebtedness for borrowed money, without the approval of the Board of Directors.

ARTICLE VII

ALLOCATIONS

        Section 7.1    Profits and Losses.

        (a)    Profits.    Subject to Section 7.1(c), any Profits of the Company for any Fiscal Year or any other period shall be allocated among the Members as follows:

          (1)   first, to the Members pro rata until the cumulative amount of Profits allocated to each Member pursuant to this Section 7.1(a)(1) equals the cumulative amount of Losses allocated to each Member pursuant to Section 7.1(b), with such Losses to be offset in reverse chronological order (i.e., Losses allocated pursuant to Section 7.1(b)(3) shall first be offset, Losses allocated pursuant to Section 7.1(b)(2) shall next be offset, and Losses allocated pursuant to Section 7.1(b)(1) shall be offset last); and

          (2)   second, to the Members in accordance with their respective Ownership Percentages.

        (b)    Losses.    Subject to Section 7.1(c), any Losses of the Company for any Fiscal Year or other period shall be allocated among the Members as follows:

          (1)   first, to the Members pro rata based on, and to the extent of, their respective Common Equity; and

          (2)   second, to the Members in accordance with their respective Ownership Percentages.

        (c)    Special Rules.    Notwithstanding the general allocation rules set forth in Sections 7.1(a) and (b), the following special allocation rules shall apply under the circumstances described:

          (i)    Limitation on Loss Allocations.    The Losses allocated to any Member pursuant to Section 7.1(b) with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year if any other Member has a positive Capital Account balance. All Losses in excess of the limitation set forth in this Section 7.1(c)(i) shall be allocated (1) first, to those Members who will not be subject to this limitation, in the ratio that their Ownership Percentages bear to each other, and (2) second, any remaining amount to the Members in the manner required by the Code and the Regulations.

          (ii)    Qualified Income Offset.    If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases an Adjusted Capital Account Deficit for such Member, then, before any other allocations are made under this Agreement or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

          (iii)    Company Minimum Gain Chargeback.    If there is a net decrease in Company Minimum Gain during any Fiscal Year, then, except as provided in Regulations Section 1.704-2(f)(2), (3) or (5), each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member's share of the net decrease in Company Minimum Gain during such Fiscal Year. To the extent that this Section 7.1(c)(iii) is inconsistent with Regulations Section 1.704-2(f) or 1.704-2(k) or incomplete with respect to such Regulations, the Company Minimum Gain Chargeback provided for herein shall be applied and interpreted in accordance with such Regulations.

          (iv)    Member Nonrecourse Debt Minimum Gain Chargeback.    If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, then, except as provided in Regulations Section l.704-2(i)(4), each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain during such Fiscal Year. For purposes of determining whether the Company has a net decrease in Member Nonrecourse Debt Minimum Gain, all increases and decreases, if any, of Member Nonrecourse Debt Minimum Gain allocated to the Company with respect to its interests in lower-tier partnerships (such as the Project Partnerships) in accordance with Regulations Section 1.704-2(k) shall be aggregated and netted with all such increases and decreases at the Company level. To the extent that this Section 7.1(c)(iv) is inconsistent with Regulations Section 1.704-2(i)(4) or 1.704-2(k) or incomplete with respect to such Regulations, the Member Nonrecourse Debt Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulations.

          (v)    Member Nonrecourse Deductions.    Member Nonrecourse Deductions shall be allocated among the Members in accordance with the ratios in which the Members share the economic risk of loss for the Member Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Regulations Section 1.704-2(i) and shall be interpreted and applied consistent therewith.

          (vi)    Company Nonrecourse Deductions.    Nonrecourse deductions that are not related to Member Nonrecourse Debt shall be allocated to the Members in proportion to their respective Ownership Percentages.

          (vii)    Curative Allocations.    Any allocations of items of income, gain, or loss pursuant to Sections 7.1(c)(i)-(vi) hereof shall be taken into account in computing subsequent allocations pursuant to this Article VII, so that the net amount of any items so allocated and the income, losses, and other items allocated to each Member pursuant to this Article Vll shall, to the extent possible, be equal to the net amount that would have been allocated to each Member had no allocations ever been made pursuant to Sections 7.1(c)(i)-(vi).

          (viii)    Change in Regulations.    If the Regulations incorporating the allocations set forth in Sections 7.1(c)(i)-(vii) (the "Regulatory Allocations") are hereafter changed or if new Regulations are hereafter adopted, and such changed or new Regulations, in the opinion of tax counsel for the Company, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article VII would not be respected for Federal income tax purposes, the Members shall make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable and distributable to any Member pursuant to this Agreement.

          (ix)    Change in Members' Interests.    In the event of a transfer of a Membership Interest or a change in a Member's Ownership Percentage during any Fiscal Year, allocations among the Members shall be made in accordance with their Ownership Percentages from time to time during such Fiscal Year in accordance with Code Section 706, using the methodology determined by the Board of Directors, except that Depreciation shall be deemed to accrue ratably on a daily basis over the entire Fiscal Year during which the corresponding asset is owned by the Company if such asset is placed in service prior to or during the Fiscal Year.

           (x)  Notwithstanding anything in this Agreement to the contrary, solely for purposes of computing the Profits and Losses allocable to MSW Holdings II and UAE RF II (but not for purposes of computing any Profits or Losses allocable to MSW Hudson or Duke Erie), the Profits and Losses allocable to MSW Holdings II and UAE RF II shall be computed as if the Book Value of all Company assets had been adjusted as of June 30, 2003 to equal their respective fair market values in accordance with clause (ii) of the definition of Book Value herein (the "Hypothetical Revaluation"); any items of income, gain, loss, expense, or deduction that would have been allocable to either MSW Holdings II or UAE RF II but that have not been allocated to either MSW Holdings II or UAE RF II by reason of the Hypothetical Revaluation shall be specially allocated 99.8% to MSW Holdings II and 0.2% to UAE RF II.

        (d)    Optional Capital Account Restoration Obligation.    Notwithstanding any other provision of this Agreement, if an item of loss, deduction, income or gain would be allocated from or to a Member in a manner other than in accordance with the Member's Ownership Percentage as a result of such Member having an Adjusted Capital Account Deficit, such Member shall be entitled, at its sole option, to elect to agree to unconditionally restore a deficit balance (or portion thereof) in its Capital Account by providing written notice of such election to the Company and the other Members such that such Member shall not incur an Adjusted Capital Account Deficit; provided, however, such Member may eliminate such deficit restoration obligation (in whole or in part) if, after such elimination, such Member does not then have an Adjusted Capital Account Deficit by providing written notice thereof to the Company and the other Member. This section is intended to meet the requirements of Regulations Section 1.704-1(b)(2) such that a Member shall not be denied an allocation of loss or deduction or be allocated income or gain as the result of an Adjusted Capital Account Deficit.

        (e)    Excess Nonrecourse Liabilities.    For purposes of calculating Members' shares of "excess nonrecourse liabilities" of the Company (within the meaning of Regulations Section 1.752-3), the Members intend that they be considered as sharing profits of the Company in proportion to their respective Ownership Percentages.

        Section 7.2    Tax Allocations.

        (a)    In General.    Except as set forth in Section 7.2(b), allocations for tax purposes of items of income, gain, loss, deduction, and credits, shall be made in the same manner as the applicable allocation of Profit or Loss set forth in Section 7.1. Allocations pursuant to this Section 7.2 are solely for purposes of Federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, Distributable Cash or other distributions pursuant to any provision of this Agreement.

        (b)    Special Rules.

          (i)    Elimination of Book/Tax Disparities.    In determining a Member's allocable share of Company taxable income or tax loss, the Member's allocable share of each item of income, gain, loss and deduction shall be properly adjusted to reflect the difference between such Member's share of the adjusted tax basis and the Book Value of each of the Company assets used in determining such item. With respect to depreciation, for example, in determining the taxable income or tax loss allocable to a Member, Profits and Losses allocable to that Member shall be adjusted by eliminating Depreciation allocable to that Member and substituting therefor tax depreciation, amortization or other cost recovery deduction allocable to that Member determined by reference to that Member's share of the tax basis of Company assets. This provision is intended to comply with the requirements of Code Section 704(c) and Regulations

  Section 1.704-l(b)(2)(iv)(f)(4) and shall be interpreted in conformity therewith. Any elections or other decisions relating to such tax allocations shall be made by the Board of Directors.

          (ii)    Tax Credits.    Any tax credits shall be allocated among the Members in accordance with Regulations Section l.704-l(b)(4)(ii), unless the applicable Code provision shall otherwise require.

        (c)    Conformity of Reporting.    The Members are aware of the income tax consequences of the allocations made by this Section 7.2 and hereby agree to be bound by the provisions of this Section 7.2 in reporting their shares of Company profits, gains, income, losses, deductions, credits and other items for income tax purposes.

        Section 7.3    Code Section 754 Election.    To the extent and at the times provided by law, the Board of Directors, on behalf of the Company, may elect in a timely manner pursuant to Section 754 of the Code and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the tax bases of the assets of the Company pursuant to Sections 734 and 743 of the Code.

ARTICLE VIII

MANAGEMENT OF THE COMPANY

        Section 8.1    Board of Directors.

        (a)   The overall management and control of the Company shall be exercised by a board of directors elected by the Members ("Board of Directors"). The Board of Directors shall be empowered to set policy for, and to make all decisions on behalf of the Company, subject to the limitations set forth in this Agreement. The Board of Directors shall appoint such officers as it shall determine appropriate for the Company. Such officers shall hold office until death, resignation or removal, with removal at the pleasure of the Board of Directors. The Board of Directors may delegate such of its authorities and responsibilities to such officers.

        (b)   The Board of Directors shall hold such meetings as may be called by any director upon 10 days' prior written notice for meetings in person, or upon 24 hours' prior written notice for special telephonic or televideo meetings. When feasible, the Chairman and Chief Executive Officer, if any, shall provide the representatives on the Board of Directors with an agenda for each Board of Directors meeting reasonably in advance of such meeting. No director shall be entitled to compensation or reimbursement of expenses from the Company for attendance at such meetings. Any meeting of the Board of Directors may be held by conference telephone call, televideo arrangement or through similar communications equipment. Participation in a meeting via telephone or televideo shall constitute presence in person at such meeting. The Chairman and Chief Executive Officer, if any, shall keep and maintain minutes of each meeting of the Board of Directors with the other books and records of the Company.

        (c)   At all meetings of the Board of Directors, a majority of the total number of directors constituting the entire Board of Directors shall constitute a quorum. If at any meeting of the Board of Directors there be less than a quorum present, a majority of those present or any director solely present may adjourn the meeting without further notice. Unless the act of a greater number is required by law or this Agreement, the act of a majority of the directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors.

        (d)   Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if all representatives on the Board of Directors consent thereto in writing. Such consents shall be filed with the minutes of the Board of Directors.

        Section 8.2    Services.    Upon disclosure to the Company and the other Members, any Member or its Affiliates may provide energy trading, engineering and other services to the Company or the Project

Partnerships at market prices and on market terms, in accordance with the general procedures for approval of contractual obligations of the Company or the applicable Project Partnership.

        Section 8.3    Liability for Certain Acts.    Each Member shall act in good faith with respect to the Company and with such care as an ordinary prudent person in a like position would use under similar circumstances. No Member has guaranteed nor shall it have any obligation with respect to the return of a Member's Capital Contributions, and no Member has guaranteed profits from the operation of the Company. No Member shall be liable to the Company or to any other Member for any loss or damage sustained by the Company or any Member, except for (i) any loss or damage resulting from intentional misconduct, gross negligence or a knowing violation of law by such Member or its officers, directors, agents or Affiliates, or (ii) a transaction for which such Member, or its officers, directors, agents or Affiliates received a personal benefit in violation or breach of the provisions of this Agreement. In no event shall any Member be liable to the Company or to any other Member for any indirect or consequential damages sustained by the Company or any other Member. Each Member shall be entitled to rely on information, opinions, reports or statements, including, but not limited to, financial statements or other financial data prepared or presented in accordance with the provisions of Section 18-406 of the Act.

        Section 8.4    No Exclusive Duty to Company.    A Member shall not be required to tend to the business and affairs of the Company as such Member's sole and exclusive function, and any Member may have other business interests and may engage in other activities in addition to those relating to the Company, including those that may be in competition with the Company or any of its Members. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Member or to the income or proceeds derived therefrom. A Member shall incur no liability to the Company or to any of the other Members as a result of engaging in any other business or venture.

        Section 8.5    Indemnity of Members, Employees and Other Agents.

        (a)   To the fullest extent permitted under the Act, the Company shall indemnify the Company's officers and employees, the representatives (including any alternates) on the Board of Directors and the other Members (and the respective officers, directors, employees, agents, members and stockholders of each of the foregoing) (each of the foregoing, an "Indemnitee") in connection with the management of the Company when the same shall be acting within the scope of their authority conferred by the provisions of this Agreement or pursuant to a duly authorized delegation of authority from the Board of Directors; provided that no such indemnification shall be available in respect of (i) any loss or damage to the extent that such loss or damage results from intentional misconduct, gross negligence or a knowing violation of law by the party seeking indemnification or its Affiliate or (ii) a transaction for which the Person seeking indemnity hereunder or its Affiliate received a personal benefit in violation or breach of the provisions of this Agreement.

        (b)   To the extent that an Indemnitee is successful on the merits or otherwise in any Proceeding (as hereafter defined), such Indemnitee shall be indemnified by the Company against all expenses actually and reasonably incurred by such Indemnitee or on such Indemnitee's behalf in connection therewith. If an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all Claims, issues or matters in such Proceeding, the Company shall indemnify such Indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved Claim, issue or matter. For purposes of this Section 8.5(b) and without limitation, the termination of any Claim, issue or matter in such a Proceeding by dismissal or withdrawal with or without prejudice, shall be deemed to be a successful result as to such Claim, issue or matter. For purposes of this Section 8.5, "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing and any other proceeding (including any appeals from any of the foregoing) whether civil, criminal, administrative or investigative that arise out of or otherwise relate to this Agreement and the terms hereof.

        (c)   The Company shall advance all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of any Indemnitee to repay any expenses advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified against such expenses.

        Section 8.6    Compensation.    No Member shall be entitled to compensation for actions taken on behalf of the Company; however, Members shall be reimbursed for all reasonable and necessary expenses incurred on behalf of the Company if provided for in the operating budget of the Company.

        Section 8.7    Intentionally Omitted.

ARTICLE IX

RIGHTS AND OBLIGATIONS OF MEMBERS

        Section 9.1    Limitation on Liability and Authority.    Each Member's liability shall be limited as set forth in this Agreement, the Act and other applicable law. Each Member agrees that it will not exercise its authority under the Act to bind or commit the Company to agreements, transactions or other arrangements, or hold itself out as an agent of the Company, unless such Member is acting expressly within the scope of its authority under this Agreement or an express duly authorized delegation of authority by the Board of Directors.

        Section 9.2    No Liability for Company Obligations.    No Member will have any liability for any debts or losses of the Company except as provided by law relating to liability for wrongful distributions or pursuant to Section 7.1(d) relating to a Member's Capital Account restoration option.

        Section 9.3    Priority and Return of Capital.    Except as is expressly provided herein, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses, or distributions.

        Section 9.4    Waiver of Conflicts.    To the fullest extent permitted by law, each Member hereby waives any conflicts of interest of UAE and its Affiliates (including MSW Holdings II), of each other Member and its Affiliates, and of each of their respective members, shareholders, directors, officers and employees (each, a "Related Party") arising out of or relating to any relationships between a Related Party and its Affiliates, currently existing or hereafter arising, including without limitation the activities of any Related Party or Affiliates of any Related Party as a provider of credit support under the Equity Contribution Agreement. In each case, the Related Party shall have the same rights and powers in its relevant capacity as would an unrelated third party and may exercise such rights and powers without regard to such other capacities and as though such Related Party were not a party to this Agreement, all without liability for any duties owed in such other capacities or for any benefits derived by any other Related Person in such other capacities.

        Section 9.5    Regulatory Matters.

        (a)   None of UAE Holdings, UAE, MSW Holdings II, UAE RF II, MSW Hudson, Duke Erie nor any other Member of the Company shall take any action, and each shall use commercially reasonable efforts to prevent any third-party action within its reasonable control, if such action would result in an Adverse QF Event or an Adverse PUHCA Event. Each of UAE Holdings, UAE, MSW Holdings II, UAE RF II, MSW Hudson, Duke Erie and each other Member of the Company hereby agrees to cooperate with any affected Member, and to use all commercially reasonable efforts, to remedy any Adverse QF Event or Adverse PUHCA Event. Each of UAE Holdings, UAE, MSW Holdings II, UAE RF II, MSW Hudson, Duke Erie and each other Member of the Company agrees to use commercially reasonable efforts not to acquire any interest in any electric utility or electric utility holding company that would result in an Adverse QF Event. Subject to the requirements above, in connection with any Transfer, MSW Holdings II, UAE RF II, MSW Hudson, Duke Erie and their respective Subsidiaries, or any other Member and any Subsidiary of such Member, as applicable, will request that the proposed assignee represent either (i) that to its knowledge it does not have any stockholders who are "public utility companies" or "holding companies" within the meaning of PUHCA (and if such transferor is a publicly owned corporation or a subsidiary of a publicly owned corporation, it may rely on the fact that publicly available 13(d) or 13(g) documents do not reveal ownership by "public utility companies" or "holding companies") or (ii) if it does know of such stockholders who are "public utility companies" or "holding companies," the amount of such ownership by such stockholders in such assignee. Unless otherwise required by law, none of MSW Holdings II, UAE RF II, MSW Hudson, Duke Erie or their respective Subsidiaries, or any other Member or any Subsidiary of such Member will consummate any Transfer if based on the information received by MSW Holdings II, UAE RF II, MSW Hudson, Duke Erie or such other Member, set forth above, such Transfer would result in an Adverse QF Event or if MSW Holdings II, UAE RF II, MSW Hudson, Duke Erie or such other Member or one of their respective Subsidiaries otherwise has knowledge that such Transfer would result in an Adverse QF Event. If any party breaches the covenants set forth in this Section 9.5(a), then the other parties shall be entitled to such relief at law or in equity as may be awarded by a court of competent jurisdiction.

        (b)   Each of the Members agrees to cause the Project Partnerships to file an application for each of the waste-to-energy projects of the Project Partnerships to be designated as an exempt wholesale generator under PUHCA and to use commercially reasonable efforts to secure such designation.

ARTICLE X

ACCOUNTING AND TAX MATTERS

        Section 10.1    Fiscal Year.    The Company's annual accounting period (the "Fiscal Year") shall be the calendar year, unless otherwise approved by the Board of Directors or otherwise required by the Code.

        Section 10.2    Books and Records; Audit.

        (a)   The Company shall maintain or cause to be maintained separate records and accounts. Such records and accounts shall show a true and accurate record of all operations, costs and expenditures, charges made, credits made and received, and income derived in connection with the operation of the Company in accordance with GAAP consistently applied. The Company may cause accountants who are employees of one or more Members to keep the Company's books and records, or the Company may hire third-party accountants to keep the Company's books and records. The Company shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books accordingly.

        (b)   Without limiting the generality of the foregoing, the Company shall keep or cause to be kept the following records at the principal place of business of the Company:

            (i)  a current list of the full name and last known address of each Member;

           (ii)  a copy of the Certificate of Formation of the Company and all amendments thereto;

          (iii)  copies of the Company's Federal, state, and local income tax returns and reports, if any, for the six most recent years;

          (iv)  minutes of each meeting of the Board of Directors maintained pursuant to Section 8.1(b);

           (v)  a copy of this Agreement, together with any amendments thereto; and

          (vi)  copies of all financial statements of the Company for the three most recent years.

        (c)   Each Member shall, at its sole expense, have the right, at any time and from time to time without notice to the other Members, to examine, copy and audit the Company's books and records during normal business hours.

        Section 10.3    Reports.    Within 120 days after the end of each Fiscal Year, 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, and 30 days after the end of each month (other than months that are also the end of fiscal quarters or the Fiscal Year), the Company shall furnish each Member with a copy of the balance sheet of the Company as of the last day of the applicable period, and a statement of income or loss for the Company for such period, which shall be prepared from the books and records of the Company in accordance with GAAP consistently applied. The Company's year-end annual statements shall be audited by a firm of independent certified public accountants of national standing, unless the Board of Directors shall determine that such audit is not required. Such annual financial statements shall also include a statement showing any item of income, deduction, credit, or loss allocable for Federal income tax purposes pursuant to the terms of this Agreement.

        Section 10.4    Tax Returns.    The Company shall prepare and timely file all tax returns required to be filed by the Company pursuant to the Code and all other lax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, together with any schedules or other information that each Member may require in connection with preparation of such Member's own tax affairs, shall be finished to the Members within 150 days after the end of each Fiscal Year.

        Section 10.5    Tax Matters Partner.    The "tax matters partner" of the Company for all purposes under the Code shall be MSW Holdings II or such other Member as may be appointed as such by the Board of Directors from time to time. The tax matters partner shall take no action in such capacity without first consulting with and receiving approval from the Board of Directors as to a mutually agreeable course of action. Copies of all notices and other information received by the tax matters partner shall promptly be given to all Members. The tax matters partner shall not charge the Company a fee for its services except as permitted under Section 8.2, but the Company shall reimburse the tax matters partner for its reasonable, documented out-of-pocket expenses related to its duties as tax matters partner.

        Section 10.6    Bank Accounts.    The funds of the Company shall not be commingled with the funds of any Member or any other Person, and the Company shall not employ or permit any other Person to employ such funds in any manner except for the benefit of the Company. The bank accounts of the Company shall be maintained in the name of the Company in such banking institutions as are approved by the Board of Directors, and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Board of Directors may determine.

ARTICLE XI

TRANSFERS; ADJUSTMENT OF INITIAL OWNERSHIP PERCENTAGES

        Section 11.1    Restrictions on Transfers.

        (a)   Subject to subsections (b) and (c) of this Section 11.1, a Member may (i) transfer, sell, assign, pledge, encumber or otherwise directly dispose of all or any portion of its Membership Interest, or (ii) by merger or other business combination involving such Member or a company directly or indirectly owning equity interests in such Member, cause a change in the ownership of, all or any portion of its

Membership Interest (any transaction described in clauses (i) or (ii), a "Transfer"), in each case without the prior consent of any other Member.

        (b)   All Transfers hereunder shall be by instrument (including in the case of a merger or business combination the relevant agreement or plan of merger or combination), in form and substance reasonably satisfactory to the Company, which instrument shall contain an express statement by the transferee of its agreement to accept, adopt and be bound by all of the terms and provisions of this Agreement, as the same may have been amended from time to time, which shall include a Certificate duly endorsed for transfer by the transferring Member and delivered to the Company. All Transfers shall provide for the payment by the transferring Member of all reasonable expenses incurred by the Company in connection with such Transfer, including, without limitation, the necessary amendments to this Agreement to reflect such Transfer. The transferring Member and the transferee shall execute and acknowledge any and all such instruments as the Company may reasonably request to effectuate such Transfer, in each case in form and substance reasonably satisfactory to the Company. In no event shall the Company dissolve or terminate pursuant to Section 708 of the Code or otherwise upon the admission of any Member to the Company or upon any permitted Transfer of an interest in the Company by any Member.

        (c)   Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Member shall Transfer or otherwise affect any Membership Interest in a way that would cause a default under any material agreement, license, permit or other instrument of any kind whatsoever to which the Company is a party or by which it is bound or that would cause, or might be reasonably expected to cause, an Adverse PUHCA Event or an Adverse QF Event. In addition, without the consent of the other Members, no Transfer (whether to a Subsidiary or otherwise) shall relieve or release the assigning Member from any of its obligations under this LLC Agreement or the Equity Contribution Agreement, except as permitted thereunder.

        Section 11.2    Intentionally Omitted.

        Section 11.3    Intentionally Omitted.

        Section 11.4    Substitute Member.    Any transferee of a Membership Interest in accordance with this Article XI shall automatically become a substitute Member. The Company shall not register any Transfer of a Certificate or issue any new Certificates pursuant to Section 5.7 unless the proposed Transfer or issuance is in compliance with this Article XI.

ARTICLE XII

DISSOLUTION AND TERMINATION

        Section 12.1    Dissolution.

        (a)   The Company shall be dissolved upon the occurrence of any of the following events:

            (i)  the sale of all or substantially all of the property of the Company;

           (ii)  the written agreement of all Members for the Company to terminate and be dissolved; or

          (iii)  upon an Event of Bankruptcy in respect of a Member, unless the Members owning a majority of the Ownership Percentages elect to continue the business of the Company within 90 days after such event.

        Section 12.2    Effect of Dissolution.    Upon dissolution, the Company shall cease to carry on its business, except as permitted or required by the Act. Upon dissolution, the Liquidating Trustee shall file a statement of commencement of winding up pursuant to the Act and publish the notice permitted by the Act.

        Section 12.3    Winding Up, Liquidation and Distribution of Assets.

        (a)   Upon dissolution of the Company, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Members pursuant to the provisions of this Article XII. The Board of Directors shall appoint a Liquidating Trustee. The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions as provided herein.

        (b)   Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Members all or any portion of the Company's assets in kind. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof. If any assets are to be distributed in kind, the Liquidating Trustee shall ascertain the Fair Market Value of such assets (based upon a single appraisal, in the case of a disagreement, at the expense of the Company). Each Member's Capital Account shall be charged or credited, as the case may be, for the net gain or net loss on the sale of the assets or in the case of an in-kind distribution, any net gain or net loss deemed recognized on such deemed sale, as if such asset had been sold for cash at such Fair Market Value and the net gain or net loss recognized thereby shall be allocated to and among the Members in accordance with Article VII.

        (c)   All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order:

            (i)  first, to the creditors of the Company (including any Member who has made a loan to the Company);

           (ii)  second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company;

          (iii)  third, to the Members in an amount equal to the positive balances of their Capital Accounts in proportion and to the extent of such positive balances (after such Capital Accounts have been adjusted to reflect any Profits or Losses to be allocated to the Members in connection with the dissolution and liquidation of the Company); and

          (iv)  thereafter, to the Members in accordance with their respective Ownership Percentages.

        Section 12.4    Certificate of Cancellation.    When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, a Certificate of Cancellation shall be executed and filed with the Secretary of State of Delaware in accordance with Section 18-203 of the Act.

        Section 12.5    Return of Contribution; Nonrecourse Against Other Members.    Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

        Section 13.1    Representations and Warranties.    Each Member hereby represents and warrants to the other Members that:

          (a)   Such Member is duly organized and validly existing under the laws of the state of its organization and has the requisite power and authority to enter into and carry out the terms of this Agreement;

          (b)   All actions required to be taken by such Member to execute and deliver this Agreement and to perform its obligations hereunder as of the date hereof have been duly taken, and no further approval of any board, court, or other body is necessary in order to permit such Member to consummate this Agreement and the transactions contemplated hereby and thereby, and this Agreement has been duly authorized, executed and delivered by such Member, and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms;

          (c)   To the best of such Member's knowledge, there is no action, Proceeding or investigation, pending or threatened (nor any basis therefor) that questions, directly or indirectly, the validity or enforceability of this Agreement as to such Member or that would materially and adversely affect any Project Partnership; and

          (d)   Such Member is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940.

ARTICLE XIV

INTENTIONALLY OMITTED

ARTICLE XV

MISCELLANEOUS PROVISIONS

        Section 15.1    Notices.    All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, by facsimile transmission, by Federal Express or other reputable overnight courier, or mailed by certified or registered mail, return receipt requested, postage pre-paid, and addressed as follows:

        if to Duke Erie:

c/o Duke Energy Global Asset Development, Inc. 5400 Westheimer Court, WO 4B68 Houston, Texas 77056-5310
Attention:	Steven F. Gilliland
Telephone:	713 627-4633
Facsimile:	713 627-4655

        if to MSW Holdings II, UAE RF II or MSW Hudson:

155 Chestnut Ridge Road Montvale, New Jersey 07645
Attention:	President
Telecopy:	201 690-4860
Telephone:	201 690-4832

or to such other address as may be specified by a party hereto pursuant to notice given by such party in accordance with the provisions of this Section 15.1.

        Section 15.2    Jurisdiction; Venue.    Any dispute regarding the interpretation or validity of, otherwise arising out of or relating to, this Agreement shall be subject to the exclusive jurisdiction of the federal court sitting in the Southern District of New York or, if such court does not have jurisdiction, any district court sitting in the Borough of Manhattan, New York County, New York. Each party hereto hereby submits to the personal and exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such dispute in any such court or that any such dispute that is brought in any such court has been brought in an inconvenient forum.

        Section 15.3    Entire Agreement.    This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties relating to the subject matter hereof.

        Section 15.4    Modifications and Waivers.    No amendment or other modification of any provision of this Agreement shall be valid or binding unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid or binding unless it is in writing and signed by the party waiving compliance with such provision. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver of any partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

        Section 15.5    Separable Provisions.    If any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, the remainder nevertheless shall remain in full force and effect.

        Section 15.6    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 15.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to its principles of conflicts of laws.

        Section 15.8    Further Assurances.    Each of the parties shall execute such agreements, instruments and other documents and take such further actions as may be reasonably required or desirable to carry out the provisions and the transactions contemplated by this Agreement, including but not limited to the execution of such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization, and cooperating in obtaining any third party consents and approvals necessary in order to accomplish and give full force and effect to the transactions contemplated hereby.

        Section 15.9    Successors and Assigns.    Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

        Section 15.10    Third-Party Beneficiaries.    The provisions of this Agreement shall only be for the benefit of and enforceable by, the Company and its Members and shall not inure to the benefit of or be enforceable by any third party.

        Section 15.11    No Partnership Intended for Nontax Purposes; Membership Interests not Securities.    The Members have formed the Company under the Act and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act or the Delaware Uniform Limited

Partnership Act. The Members do not intend to be partners to one another, or partners as to any third party, for any purpose other than Federal, state, local or foreign tax purposes. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

        Section 15.12    Confidentiality and Publicity.

        (a)   Each Member agrees that it shall (and shall cause its Affiliates and its and their officers, directors, employees, legal counsel, agents and representatives (together with the Affiliates, the "Confidentiality Affiliates") to (i) hold confidential and not disclose (other than by a Member to its Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), without the prior written consent of the other Members, all confidential or proprietary written, recorded or oral information or data (including research, developmental, engineering, manufacturing, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know how and computer programming and other software techniques) provided or developed by the Company, another Member or its Confidentiality Affiliates in connection herewith or with the Business, whether such confidentiality or proprietary status is indicated orally or in writing or in a context in which the Company or the disclosing Member or its Confidentiality Affiliates reasonably communicated, or the receiving Member or its Confidentiality Affiliates should reasonably have understood, that the information should be treated as confidential, whether or not the specific words "confidential" or "proprietary" are used ("Confidential Information") and (ii) use such Confidential Information only for the purposes of performing its obligations hereunder to which it is a party and carrying on the business of the Company; provided, however, that Members may disclose any such Confidential Information on a confidential basis to current and prospective lenders in connection with a loan or prospective loan to a Member and to prospective purchasers of Membership Interests from a Member, as well as to their legal counsel, agents and representatives. Notwithstanding the foregoing, the Members may disclose any such Confidential Information on a confidential basis to limited partners or prospective limited partners or investors of a Member or its Confidentiality Affiliates in connection with fundraising efforts and reporting requirements; provided, that such disclosure shall not require any disclosure to existing securityholders of the Company, MSW Energy Holdings, UAE Holdings or their respective Subsidiaries in accordance with applicable securities laws, including Regulation FD under the Exchange Act; and provided further, that such disclosure shall not contain any projections, forecasts or budgets of or with respect to the Company.

        (b)   The obligations contained in Section 5.01(a) shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) was, or becomes through no breach of the receiving Member's obligations hereunder, known to the public, (ii) becomes known to the receiving Member or its Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source and the disclosing Member's or discloser's Confidentiality Affiliates or a third party, (iii) is independently developed by the receiving Member or its Confidentiality Affiliates, or (iv) is required to be disclosed by law, governmental regulation or applicable legal process.

        (c)   Except as required by applicable law, each Member agrees that it will not issue or release for external publication any article or advertising or publicity matter relating to the Company or the Business without the prior consent of the Board of Directors, which consent shall not be unreasonably withheld or delayed.

[the remainder of this page is left intentionally blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representative as of the date first above written.

MSW ENERGY HOLDINGS II LLC
By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	Vice President Chief Financial Officer
UAE REF-FUEL II CORP.
By:	/s/ MARK W. ROMEFELT
	Name:	Mark W. Romefelt
	Title:	Vice President
MSW ENERGY HUDSON LLC
By:	/s/ MARK W. ROMEFELT
	Name:	Mark W. Romefelt
	Title:	Vice President
DUKE ENERGY ERIE LLC
By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	By: MSW Energy Holdings LLC As: Attorney-In-Fact
Solely with respect to Section 9.5
UNITED AMERICAN ENERGY CORP.
By:	/s/ MARK W. ROMEFELT
	Name:	Mark W. Romefelt
	Title:	Vice President
Solely with respect to Section 9.5
UNITED AMERICAN ENERGY HOLDINGS CORP.
By:	/s/ MARK W. ROMEFELT
	Name:	Mark W. Romefelt
	Title:	Vice President

EXHIBIT A

CAPITAL CONTRIBUTIONS

Member and Address	Capital Contributions
MSW Energy Holdings II LLC 155 Chestnut Ridge Road Montvale, NJ 07645	$24,500,000
UAE Ref-Fuel II Corp. 155 Chestnut Ridge Road Montvale, NJ 07645	$500,000
MSW Energy Hudson LLC 155 Chestnut Ridge Road Montvale, NJ 07645	$24,900,000
Duke Energy Erie LLC Attn: Steven F. Gilliland c/o Duke Energy Global Asset Development, Inc. 5400 Westheimer Court, WO 4B68 Houston, Texas 77056-5310	$100,000

EXHIBIT B

OWNERSHIP PERCENTAGES

Member	Ownership Percentage
MSW Energy Holdings II LLC	49.0%
UAE Ref-Fuel II Corp.	1.0%
MSW Energy Hudson LLC	49.8%
Duke Energy Erie LLC	0.2%

        Subject to Section 7.1 (c) hereof, with respect to the member indicated above, as of June 30, 2003, the percentage interest of such Member in the Profits, Losses, and Distributable Cash of the Company realized or distributed, as the case may be, after the date hereof, shall be in accordance with the Ownership Percentages as indicated above. The interest in the capital of the Company of MSW ENERGY HOLDINGS II LLC and UAE REF-FUEL II CORP. shall be 49.9% and 0.1% respectively, as represented by Certificates Nos. 5 and 6 issued to MSW ENERGY HOLDINGS II LLC and UAE REF-FUEL II CORP., respectively, and UAE REF-FUEL II CORP. shall succeed to a percentage of the Capital Account balances of MSW ENERGY HOLDINGS II LLC as of June 30, 2003 immediately before the admission of UAE REF-FUEL II CORP. as a Member of the Company equal to that amount that represents 0.1% of the aggregate Capital Account balances of all of the members of the Company as of that date.

EXHIBIT C

NO.

FORM OF CERTIFICATE OF MEMBERSHIP INTERESTS
IN

REF-FUEL HOLDINGS LLC

        This Certificate of Membership Interests certifies that                        is the owner of a                        % membership interest in Ref-Fuel Holdings LLC, a Delaware limited liability company. Transfer of any or all of these membership interest is subject to certain restrictions contained in the Second Amended and Restated Limited Liability Company Agreement of Ref-Fuel Holdings LLC, dated as of April 30, 2004, as from time to time amended, and can be effect only upon compliance with all of those restrictions and the presentation of this Certificate, properly endorsed to Ref-Fuel Holdings LLC.

        This Certificate of Membership Interests evidence a membership interest in Ref-Fuel Holdings LLC, and shall be a security for purposes of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.

REF-FUEL HOLDINGS LLC
By:
Authorized Signatory
Dated:

APPENDIX A
DEFINITIONS

        The terms defined in this Appendix A relate, to the extent used therein, to the LLC Agreement (as defined below). Unless otherwise indicated, such terms include the plural as well as the singular. Any agreement defined or referred to below shall include each amendment, modification and supplement thereto, and each waiver, approval and consent in respect thereof, as may become effective from time to time, except where otherwise indicated, and shall include all Appendices, Exhibits, Schedules and other attachments thereto and instruments, agreements or other documents incorporated therein. Any term defined in this Appendix A below by reference to any document shall be deemed to be amended herein to the extent that such term is subsequently amended in such document. If any such document is subsequently amended, modified or terminated, the affected parties to any agreement to which this Appendix A is attached shall in good faith select another comparable definition for any term theretofore defined below by reference to such document.

        Unless the context otherwise requires: a reference to any law or governmental regulation includes any amendment, modification or successor thereto; a reference to any Person includes its successors and assigns; accounting terms not otherwise defined have the meanings assigned to them by United States GAAP applied on a consistent basis by the accounting entity to which they refer; unless otherwise indicated, all references to Sections, Articles, other subdivisions. Appendices, Schedules and Exhibits shall mean and refer to the respective Sections, Articles, other subdivisions, Appendices, Schedules and Exhibits in or attached to the agreement or document in which such reference appears; the words "include," "includes" and "including" are not limiting and shall be deemed to be followed by the words "without limitation" whether or not in fact followed by such words or words of like import; and the terms "hereof" "herein," "hereunder" and comparable terms refer to the entire agreement with respect to which such terms are used and not to any particular article, section or other subdivision thereof.

        If, and to the extent that, the LLC Agreement shall be amended, modified or supplemented from time to time, this Appendix A shall be, or be deemed to have been, amended, modified or supplemented concurrently with the execution and delivery of each such amendment, modification or supplement of the LLC Agreement in order to conform the definitions herein and therein to the new or amended, modified or supplemented definitions set forth in or required by each such amendment to the LLC Agreement.

        "Act" means the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Sections 18-101 et seq., as the same may be amended from time to time.

        "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

            (i)  such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to the LLC Agreement or otherwise) or is deemed to be obligated to restore pursuant to (A) the penultimate sentence of Regulations Section 1.704-2(g)(l), or (B) the penultimate sentence of Regulations Section 1.704-2(i)(5); and

           (ii)  such Capital Account shall be deemed to be decreased by the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

        "Adverse PUHCA Event" means that the Company or any of its "affiliates" (within the meaning of Section 2(a)(11)(B) of PUHCA) become a "public utility company" or a "holding company" within the meaning of PUHCA at a time at which applicable provisions of PUHCA, or any successor statute thereof, and the rules and regulations thereunder are in effect and such event or occurrence has or with the passage of time will have, an adverse effect on the Company or any Member.

        "Adverse OF Event" means any event or occurrence that causes any "electric utility, electric utility holding company, or companies, or any combination thereof" within the meaning of 18 C.F.R.

§292.206(b), to directly or indirectly own more than 50% of any LLC QF at a time at which applicable provisions of PURPA, or any successor statute thereof, and the rules and regulations thereunder are in effect and such event or occurrence has or with the passage of time, will have, an adverse effect on the Company or any Member.

        "Affiliate" means with respect to any Person, any other Person who, directly or indirectly, controls such first Person or is controlled by said Person or is under common control with said Person, where "control" means power and ability to direct, or share equally in the direction of, the management and/or policies of a Person, whether through ownership or control by proxy of more than 50% of the voting shares or other equivalent interests of the controlled enterprise, by contract or otherwise.

        "Authorized Signatory" means any member of the Board of Directors.

        "Book Value" means, with respect to any asset of the Company, the adjusted basis of such asset as of the relevant date for Federal income tax purposes, except as follows:

            (i)  the initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time of contribution;

           (ii)  the Book Values of all Company assets (including intangible assets such as goodwill) may be adjusted to equal their respective fair market values as of the following times:

            (A)  the purchase of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

            (B)  the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company; and

            (C)  the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); and

          (iii)  if the Book Value of an asset has been determined or adjusted pursuant to subsection (i) or (ii) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 7.1 of the LLC Agreement.

        The foregoing definition of Book Value is intended to comply with the provisions of Regulations Section l.704-l(b)(2)(iv) and shall be interpreted and applied consistently therewith.

        "Board of Directors" means the committee established in accordance with Section 8.1(a) of the LLC Agreement.

        "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York, New York.

        "Capital Account" means a book account to be established and maintained by the Company for each Member as computed from time to time in accordance with the capital account maintenance rules set forth in Regulations Section 1.704-l(b)(2)(iv).

        "Capital Contribution" means the amount of money and the agreed fair market value of other property (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) contributed by a Member to the Company pursuant to the LLC Agreement.

        "Certificate" means a certificate representing a membership interest in the Company issued pursuant to Section 5.7 of the LLC Agreement.

        "Citibank Credit Agreement" means the Amended and Restated Credit Agreement, dated as of May 1, 2003, by and among American Ref-Fuel Company LLC, as Borrower, the banks named therein,

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Citicorp North America, Inc., as Administrative Agent, Citibank, N.A., as Sub-Agent and the other parties named therein, as amended and in effect from time to time.

        "Claim" means any demand, demand letter, claim, action, notice of noncompliance or violation, or other proceeding.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Common Equity" means, with respect to any Member, that Member's Capital Account balance.

        "Common Interest" or "Common Interests" means that portion of the Membership Interests of any Member hereunder.

        "Company" has the meaning specified in the recitals to the LLC Agreement.

        "Company Minimum Gain" means the amount determined in accordance with Regulations Section 1.704-2(d) by (i) computing with respect to each non-recourse liability of the Company the amount of income or gain, if any, that would be realized by the Company if it disposed of the property securing such non-recourse liability in full satisfaction thereof, and (ii) aggregating all separate amounts so computed.

        "Depreciation" means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for Federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount that bears the same ratio to such Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization or other cost recovery deduction for each Fiscal Year shall be determined under a method reasonably selected by the Board of Directors.

        "Distributable Cash" means, with respect to any period, all cash (i) derived by the Company from normal business operations, (ii) received as proceeds from any Company financing, refinancing or other extraordinary event (including cash received from the sale of all or substantially all the Company's property) or (iii) withdrawn from reserves during such period, minus (w) all expenses (other than depreciation and other similar noncash expenses) incurred incident to the normal operation of the Company's business, (x) all capital expenditures made during such period, (y) all payments of principal and interest made during such period with respect to Company loans, including Member loans, and (z) all amounts set aside during such period as agreed by the Members for the creation of or addition to such reserves as the Board of Directors deems necessary for the reasonable needs and prudent operation of the Company's business, including identified operating needs of, and necessary reserves for likely Claims against, the Project Partnerships.

        "Dollars" and the "$" symbol mean currency of the United States of America.

        "Effective Date" has the meaning specified in Section 2.1 of the LLC Agreement.

        "Equity Contribution Agreement" means the Equity Contribution Agreement, dated as of the Effective Date, among MSW Energy Holdings LLC, United American Energy Corp., the Company and American Ref-Fuel Company LLC, as the same may be amended or modified.

        "Event of Bankruptcy" has the meaning specified in the Act.

        "Facilities" has the meaning specified in Section 3.1 of the LLC Agreement.

        "Fair Market Value" means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm's length transaction for cash between an

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informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller, but taking into account discounts for minority interests, restrictions on transfer, lack of marketability, and other similar factors typically considered in valuing securities in a privately held enterprise. In determining the Fair Market Value of any Member's Membership Interest, the value shall be determined assuming that the Company is an ongoing business enterprise. Fair Market Value shall be determined in the following order of descending priority:

          (a)   by agreement of the buyer and seller;

          (b)   if the buyer and seller shall not agree upon a value pursuant to subsection (a) above within 10 days in advance of the date the Fair Market Value is required to be determined, by a qualified appraiser selected by mutual agreement of the buyer and seller; or

          (c)   if the buyer and seller shall not agree upon a qualified appraiser within 15 days following the date the Fair Market Value is required to be determined, by taking the arithmetic average of the value assigned by three qualified appraisers, one selected by the buyer and the other selected by the seller (or all Persons whose interests are aligned in respect of such determination), and the third selected by agreement of the two appraisers so selected; provided that, if the appraised value assigned by any appraiser selected by the buyer or the seller shall be less than 90% or more than 110% of the appraised value assigned by the third appraiser, then such first value shall, for purposes of this subsection (c) be increased to 90% or decreased to 110%, as applicable, of the appraised value assigned by such third appraiser. In the event that either the buyer or the seller shall fail to appoint an appraiser pursuant to this subsection (c) within 15 days following the date the Fair Market Value determination is required, then the appraiser, if any, appointed by the other Person shall make the determination of Fair Market Value.

        If the Fair Market Value is determined by an appraiser selected by mutual agreement, the seller shall pay the cost of the appraiser. If the Fair Market Value is determined by the average of three appraisals, the seller shall pay the costs of the appraiser selected by the seller and the appraiser selected by the other two appraisers, and the buyer shall pay the cost of the appraiser selected by it.

        "Fiscal Year" means the annual accounting period specified in Section 10.1 of the LLC Agreement.

        "GAAP" means United States generally accepted accounting principles.

        "Hypothetical Revaluation" has the meaning specified in Section 7.1(c)(x).

        "Indemnitee" has the meaning specified in Section 8.5(a) of the LLC Agreement.

        "Liquidating Trustee" means the Person appointed by the Board of Directors to act in the capacity provided in Article XII of the LLC Agreement.

        "LLC Agreement" means this Second Amended and Restated Limited Liability Company Agreement of Ref-Fuel Holdings LLC, as the same may be amended or modified.

        "LLC OF" means a "qualifying small power producer" or "qualifying cogenerator" (in each case within the meaning of PURPA) in which the Company holds, directly or indirectly, an equity interest.

        "Member" means each of the Persons that are parties to the LLC Agreement, and any other Person that hereafter becomes a Member in accordance with Article XI of the LLC Agreement.

        "Member Nonrecourse Debt" has the meaning ascribed to the term "partner nonrecourse debt" in Regulations Section 1.704-2(b)(4).

        "Member Nonrecourse Debt Minimum Gain" means the aggregate amount of gain (of whatever character), determined for each Member Nonrecourse Debt, that would be realized by the Company (or a lower-tier partnership in which the Company owns an interest, as the case may be) if it disposed

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of the Company property (or the property of a lower-tier partnership, as the case may be) subject to such Member Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration), determined in accordance with the provisions of Regulations Sections l.704-2(i)(5) and 1.704-2(k)(5) for determining a Member's share of minimum gain attributable to a Member Nonrecourse Debt.

        "Member Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulations Sections 1.704-2(i)(2) and 1.704-2(k), are attributable to Member Non-Recourse Debt, provided that, for purposes of determining Member Nonrecourse Deductions, all increases and decreases, if any, of Member Nonrecourse Debt Minimum Gain allocated to the Company with respect to its interests in lower-tier partnerships (such as the Project Partnerships) in accordance with Regulations Section 1.704-2(k) shall be aggregated and netted with all such increases and decreases at the Company level.

        "Membership Interest" means, in respect of any Member, such Member's entire interest in the Company.

        "Municipal Solid Waste" means normal waste of the type customarily collected by municipalities, including durable goods, containers, packaging, food waste, yard waste and miscellaneous inorganic waste, but excluding industrial waste, agricultural waste, sewage sludge, tires and all categories of hazardous waste, including batteries and medical waste.

        "Ownership Percentage" means, in respect of any Member, the percentage set forth opposite such Member's name on Exhibit B to the LLC Agreement, as such exhibit may be amended from time to time.

        "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

        "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

        "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Proceeding" has the meaning specified in Section 8.5(b) of the LLC Agreement.

        "Profits" and "Losses" means, for each Fiscal Year or part thereof, the taxable income or loss of the Company for such Fiscal Year determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

            (i)  any income of the Company that is exempt from Federal income tax shall be added to such taxable income or tax loss;

           (ii)  any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or tax loss;

          (iii)  any Depreciation for such Fiscal Year or part thereof shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or tax loss;

          (iv)  gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property; and

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           (v)  such taxable income or tax loss shall be deemed not to include any income, gain, loss, deduction or other item thereof allocated pursuant to Section 7.1(c) of the LLC Agreement.

        "Project Partnerships" means the following Persons, as well as any other Person that owns or is developing an energy generating project and in which a direct or indirect interest is acquired by the Company on or after the date hereof: (i) American Ref-Fuel Company of Essex County, a New Jersey general partnership; (ii) American Ref-Fuel Company of Hempstead, a New York general partnership; (iii) American Ref-Fuel Company of Niagara, L.P., a Delaware limited partnership; (iv) American Ref-Fuel Company of Southeastern Connecticut, a Connecticut general partnerships, (v) SEMASS Partnership, a Massachusetts limited partnership, and (vi) American Ref-Fuel Company of Delaware Valley, L.P., a Delaware limited partnership.

        "Regulations" means the Federal Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        "Regulatory Allocations" has the meaning specified in Section 7.1(d)(vi) of the LLC Agreement.

        "Regulatory Restrictions" means any Requirement of Law, including, without limitation, PURPA and PUHCA, that prohibits, materially restricts or limits, or otherwise makes it impracticable or uneconomic for a Member or any of its Affiliates to acquire an additional interest in the Company.

        "Related Party" has the meaning specified in Section 9.4 of the LLC Agreement.

        "Subsidiary" means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, and through greater than 50% equity ownership, controls or is controlled by, or is under common control with the Person specified.

        "Transfer" has the meaning specified in Section 11.1(a) of the LLC Agreement.

        "UAE" means United American Energy Corp., a Delaware corporation.

        "UAE Holdings" means United American Energy Holdings Corp., a Delaware corporation.

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QuickLinks

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF REF-FUEL HOLDINGS LLC (f/k/a DUKE/UAE REF-FUEL LLC) dated as of April 30, 2004 between MSW ENERGY HOLDINGS II LLC, UAE REF-FUEL II CORP., MSW ENERGY HUDSON LLC and DUKE ENERGY ERIE LLC